SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT OF FORM 10-K

Exhibit 21

LIST OF SUBSIDIARIES

Jurisdiction of
Name of Subsidiaries	Incorporation
100% Owned by Company
Industries Universales Unidas de Mexico, S.A.	Tijuana, Mexico

Suoftec Light Metal Products B.V.	Netherlands
Suoftec Light Metal Products Production & Distribution Ltd (50% owned)	Tatabanya, Hungary

Superior Engineered Technologies, Inc.	Delaware, U.S.A.

Superior Industries de Mexico, S.A. de C.V.	Chihuahua, Mexico

Superior Industries International Distribution Corporation	California, U.S.A.

Superior Industries International — Arkansas, Inc.	Arkansas, U.S.A.

Superior Industries International — California, Inc.	California, U.S.A.

Superior Industries International — Kansas, Inc.	Kansas, U.S.A.

Superior Industries International — Michigan, Inc.	Michigan, U.S.A.

Superior Industries International — Tennessee, LLC	Tennessee, U.S.A.

Superior Industries Management Corporation	California, U.S.A.

Superior Industries International – Michigan LLC	Delaware, U.S.A.

Superior Automotive Components LLC	Kansas, U.S.A.

Superior Industries – Asia, Limited	Hong Kong

50% Owned Joint Venture

Topy-Superior Limited	Tokyo, Japan